Exhibit 99.1
Sparton Corporation

May 20th, 2009 3rd Quarter Results Conference Call Script
{Slide 1 – Cover Page}
MIKE OSBORNE (Sr VP – Business Development & Supply Chain) SPEAKS
Thank you operator. Good morning and thank you for participating in Sparton’s 3rd quarter financial results conference call.
{Slide 2 – Safe Harbor Statement}
Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.
{Slide 3 – Today’s Call Agenda}
Today, Cary Wood, our President & CEO, will be reviewing our 3rd quarter financial results and providing updates to the turn around plan. Greg Slome, our CFO, will provide an update on the status of our debt and liquidity situation and NYSE delisting notices. We will conclude the call by allowing our investors and analysts to ask questions for approximately 30 minutes.
I would now like to turn the call over to Cary.
{Slide 4 – 3rd Quarter Highlights}
CARY WOOD (President & CEO) SPEAKS
Thanks Mike. Good morning. Welcome to our second call in as many months. As previously outlined, it is our intent to communicate with our investor and analyst community regularly to update our financial results and progress of the company’s return to profitability.
For those not familiar with the new management team, I started with the company at the end of November 2008. Former colleagues began to join the company’s management team in

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December with the last two joining in early January. At the beginning of April, we added Greg Slome to the team as our new CFO. A number of actions were identified and implemented by the new and existing management team which began to take effect late in the 3rd quarter.
I am pleased to announce that for the first time in 11 consecutive quarters we are able to report a positive Operating Income of $73,000 for the 3rd quarter of fiscal year 2009 and continue to see a positive trend of improved gross margin as a percent of sales.
Additionally, liquidity and cash availability had been a major concern upon my arrival and a number of actions have been taken to improve our situation. At quarter end, we had over $6.2 million in cash and have seen an inventory reduction of approximately $12 million or 19% since the end of the last fiscal year. The improvement in our overall liquidity has allowed us to accelerate our turn around actions that we believe will return Sparton to profitability sooner than originally planned.
{Slide 5 – 3rd Quarter Net Loss}
Although we achieved positive operating income, the third quarter resulted in a net loss of $763,000, or a loss of $0.08 per basic and diluted share, on sales of $54.6 million versus net income of $634,000 or $0.06 per basic and diluted share on sales of $58 million from a year earlier. The primary driver for such a disparity in net income from year to year is a result of a tax benefit taken in fiscal year 2008 of $1.6 million. The loss before income tax in the current year of $580,000 represents an improvement of $341,000 versus the loss in the prior year of $921,000.

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{Slide 6 – Sales}
Sales for the three months ended March 31, 2009, totaled $54.6 million, a decrease of 6% from the same quarter last year. Aerospace sales increased from the prior year by $5.2 million, primarily due to increased sales volume to three existing customers, who had a combined increase of $4.0 million. In an effort to offset future lost revenue resulting from disengagements with two customers located at the plants we are closing, we have been working with the remaining customers at developing plans to move more of their product into our Brooksville, Florida, and Vietnam facilities in the coming year as well as focus on additional new business opportunities.
Medical/Scientific Instrumentation sales decreased 4% from the same quarter last year. This decrease was primarily due to reduced sales for one program, with sales $1.5 million below the prior year. While Sparton no longer manufactures product for this program, the decrease in sales was partially offset by additional sales to new and existing programs. We anticipate the Medical/Scientific Instrumentation customer base and sales will improve during future quarters, both from increased orders from existing customers and new program start-ups. Also, Medical sales opportunities are growing in the new business funnel and there are a number of engineering development and manufacturing opportunities being pursued.
Government sales were below the prior year, due to timing of production and drop test schedules. While government sales have decreased, the margin associated with these sales has improved, as rework and related costs have not been incurred as a result of successful sonobuoy drop tests, as well as improved pricing on new contracts. Going forward, government sales are expected to be strong as we have been awarded major sonobuoy contracts that total

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approximately $54 million and we continue to develop and market spin-off technologies for commercialization.
Industrial/Other sales declined 28% from the same quarter last year. This decrease was primarily due to lower sales volume to one existing customer, with sales $3.4 million below prior year. This program will not continue. Growth plans have been initiated in the past quarter for the EMS market with the objective to maximize capacity and profitably. A number of new opportunities with existing and new customers are being pursued in other electronic ODM and EMS markets which fit within our core competencies of surface mount technology and box build assembly operations.
{Slide 7 – Gross Profit}
The gross margin for the quarter was 9.2% of revenue up from 8.1% in the same quarter in fiscal year 2008. The increase in gross margin for the quarter was due mainly to the improved margins on the government sales referred to above as well as price increases on sales to a disengaging customer, as well as improved margin with various ongoing customers.
{Slide 8 – Operating Expenses & Income}
Our operating expenses in the 3rd quarter decreased by $223,000 and were 9.1% of revenue compared to 8.8% in fiscal year 2008 primarily due to reductions related to the closing of the Company’s Albuquerque NM facility in October 2008 and a general focus on overall cost reductions. Additionally, the Company incurred restructuring charges totaling approximately $700,000 in 2009 related to the severance associated with the reduction in force that was

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announced on February 6 and contract termination costs related the closing of the Company’s London, Ontario facility.
The net effect of these changes has resulted in an operating income for the 3rd quarter of $73,000 which is a $497,000 improvement over the prior year and is the first operating income seen in 11 consecutive quarters.
{Slide 9 – Summary Reconciliation YTD}
As reflected on the next slide, the major elements that affected our fiscal year 2009 Q3 year-to-date net loss include:
•	Increased margin resulting from the terms of a disengagement with a major customer totaling $1.0 million

•	Consistent and successful sonobuoy drop tests contributing to sales and improved margins. Margins improved by $.5 million due to improved labor efficiencies, less rework costs, and various price increases

•	Higher sales in the Aerospace market of $19.4 over the same period from last year

•	Increased pension expense, primarily related to lump-sum settlement and curtailment charges, of $1.2 million above the prior year

•	Increased legal and consulting expense, primarily the outside business consultants that were terminated in February, were $1.2 million above the prior year

•	Increased foreign exchange losses were $800,000 above the prior year

•	Restructuring expenses resulting from the turnaround actions of $700,000 in 2009, and

•	Income tax expense of $400,000 in the current year versus a tax benefit of $1.9 million in the same nine months in the prior year.

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{Slide 10 – Cost Reduction Actions}
As outlined in the April 3rd conference call, a number of actions have been taken to improve the financial stability and operational integrity of the company. Many of the initiatives that were identified in late December were just being implemented as the remainder of my senior staff joined the company in early January. We have started to see the impact of these actions late in the 3rd quarter and anticipate the full effect to take hold in future quarters.
First, our largest initiative has been the plant consolidations and closures. These are moving forward smoothly as we have idled operations in London, Ontario effective March 31st and the closure of the Jackson, Michigan facility is still anticipated on or around June 30th. The transfer of the remaining product from both sites to Brooksville, Florida and Ho Chi Ming City, Vietnam is going very well as we’ve utilized an enhanced New Product Introduction process and launched an Advanced Product Quality Planning process into the organization.
Second, the reduction in force that took place in February will see its full impact starting the 4th quarter of the current fiscal year as the reductions had been partially off-set by severance costs in the 3rd quarter. Similarly, the full effect of the April reduction in force will not be realized until the beginning of fiscal year 2010.
Third, the full impact of the consulting disengagements that took place in February will also not be realized until the 4th quarter.

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Fourth, the health care benefits, pension contributions, and the 401(k) match will not be fully realized until the 4th quarter and beyond.
In addition, as outlined in a previous 8-K, we are going through a disengagement process with one of our larger aerospace customers. This disengagement also resulted in a price increase to better reflect the true costs associated with this production and has partially contributed to the 3rd quarter improved performance. Once the customer is completely disengaged, the aforementioned cost reduction activities that take hold in the 4th quarter and beyond are expected to offset the impact of the temporary price increase and related margin associated with the sales from this specific customer.
While the Company believes these actions will ultimately improve profitability, the implementation of these actions will take time to complete. A significant portion of the charges associated with these actions, which are anticipated to range between $6.3 million to $8.2 million, will be incurred in the 4th quarter of fiscal year 2009. Future quarters may be impacted depending on the timing of the completion of the respective actions.
I would now like to turn the remaining narrative of today’s call to Greg so that he can update you on our debt and liquidity position, refinancing initiative and the NYSE delisting notices. Greg.
GREG SLOME (CFO) SPEAKS
{Slide 11 – Debt & Financing}
Thanks Cary.
I would like to start off by quickly reviewing our current debt and liquidity situation as of the end of the quarter. As seen on the next slide, the Company continues to maintain an $18 million revolving credit facility of which $15.5 million was outstanding at March 31, 2009. In addition, outstanding obligations at March 31 included a bank term loan of $3.9 million, a note payable to the former owners of Astro/Sparton Medical of $3 million and an Industrial Revenue Bond with

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the State of Ohio of $2.1 million. The Company made all scheduled principal and interest payments in the 3rd quarter totaling approximately $900,000. Sparton’s debt to equity ratio at March 31 was .39 to 1.
At the beginning of May, we communicated that our Line of Credit with National City Bank was amended to extend the maturity date of the Promissory Note from May 1, 2009 to June 15, 2009. At the same time, we also announced that the Company has entered into a Proposal Letter and Preliminary Term Sheet with a prospective lender relating to a potential financing that, if consummated, would replace the Company’s current line of credit facility and provide for the ongoing working capital needs of Sparton. The Term Sheet is non-binding and subject to customary contingencies, including, but not limited to, the following:
•	Completion of satisfactory due diligence on Sparton;

•	Negotiation of definitive terms of a commitment letter and credit agreement; and,

•	No material adverse change in the condition, financial or otherwise, of the Company’s operations, properties, assets or prospects.
The company is initiating discussions with National City Bank to obtain an additional extension on its Line of Credit through the completion of the due diligence and subsequent closing process.
As previously noted, the Company has experienced significant deterioration in its cash availability over the past 2 years. As outlined in the prior analyst call, several actions were being implemented to improve liquidity and cash flow, including price increases, the repurchase of inventory from disengaging customers, and negotiating favorable collection terms on certain U.S. Government long-term contracts. In addition, several of our suppliers were agreeable to extending payment terms to minimize service level disruptions to our customers while our turn

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around actions were being implemented. We appreciate the relationships with our suppliers and I am pleased to report that we are now substantially within terms with our entire supply base. I am also happy to report that the effects of these actions are already beginning to have a positive impact on liquidity. The Company’s total cash availability at March 31, 2009 was $8.7 million, reflecting an increase of $700,000 from December 31, 2008. It is our expectation that we will continue to see improvement in our cash availability during the 4th quarter.
{Slide 12 – NYSE Update}
I would now like to provide an update on the New York Stock Exchange delisting notices. As previously indicated, the Company had been notified by the NYSE of our noncompliance with the NYSE requirement to maintain an average global market capitalization over a consecutive 30 trading-day period of not less than $75 million and, at the same time, total shareowners’ equity of not less than $75 million. On February 13, 2009 the Company submitted a business plan to NYSE Regulation addressing Sparton’s non-compliance with this continued listing standard. On April 9, 2009, Sparton received written notice from the NYSE Regulation that, after reviewing the submitted material, it had determined that the common stock of Sparton should be removed from listing on the NYSE. In compliance with applicable NYSE procedures, on April 22nd the Company filed a request for a review by a Committee of the Board of Directors of NYSE Regulation. The Company received notice that its review will be held on June 1, 2009 and submitted its brief in support of its review on May 4, 2009. The Company believes it is unlikely it will remain listed on the NYSE and is currently reviewing other options such as the OTCQX, OTC bulletin board and the pink sheets. In the event the Company moves to an alternate exchange, management is confident a seamless transition will take place and stock trades will continue to be accessible and visible.

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I would now like to turn the presentation back over to Cary.
CARY WOOD (President & CEO) SPEAKS
{Slide 13 – 6 Key Imperatives}
Thanks Greg.
In the 4th quarter of fiscal 2009, we will not deviate from our plan and will continue to focus on the 6 key imperatives developed to guide the company’s return to profitability. Management anticipates that the operational improvements seen in this quarter will continue in future quarters as the cost reduction activities take hold.
{Slide 14 – Summary Triangle}
Although there is still a lot of work to be done, I am pleased with the progress the company has been making and thank our employees for working hard at implementing the considerable number of difficult actions that have had to take place to put Sparton back onto the road of profitable recovery.
We have made great strides in becoming more financially stable and upon closure of a new credit line, we will not only be in a position to continue our turn around activities, but will be able to start investing in areas of profitable growth.

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Our medical and government sales remain strong. A number of processes have been enhanced or introduced which are truly driving operational integrity and excellence throughout the medical, government, and EMS markets. Many of our customers have made a point to highlight these process changes as a major win for us within our industry. With a sound operating system in place, we will be able to grow profitably by offering our existing and new customers seamless product introduction.
Thank you for your continued support.

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